BioNitrogen Corporation Announces Financing to Complete Basic Engineering With Granherne, a KBR Company

Ticker Symbol: U:BION

MIAMI, FL — (Marketwire) — 06/28/12

BioNitrogen Corporation (PINKSHEETS: BION) announces that it has closed on a convertible debenture facility of $400,000. The initial round of financing will allow Granherne, Inc., a KBR company, the global engineering firm, to complete the engineering report. The convertible debenture facility may be increased to $1 million.

Carlos A. Contreras, President & CEO of BioNitrogen, stated, "We are pleased about this pivotal point in BioNitrogen's life. The closing of this funding facility will allow us to complete the basic engineering design and advance towards the process of building plants and producing urea."

About BioNitrogen Corporation

BioNitrogen (PINKSHEETS: BION) is focused on building turnkey manufacturing facilities to produce urea, High nitrogen content urea is principally used in the agricultural industry as a crop fertilizer. Our innovative, patent-pending technologies transform residual agricultural waste and other biomass materials into high-quality bulk urea for sale to agricultural wholesalers and retailers. Additional information about BioNitrogen can be found at www.bionitrogen.com.

Safe Harbor Statement

The forward-looking statements contained in this document involve risks and uncertainties that may affect the Company's operations, markets, products, services, prices and other factors as discussed in filings with the Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental and technological factors. Accordingly, there is no assurance that the Company's expectations will be realized. The Company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

CONTACT:
Adam Friedman
Principal
Adam Friedman Associates

adam@adam-friedman.com
917-675-6250